Exhibit 99

Valpey-Fisher Corporation Declares Special One-Time Cash Dividend of $1.50 Per Share

HOPKINTON, Mass.--(BUSINESS WIRE)--Valpey-Fisher Corporation (AMEX: VPF) announced today that its Board of Directors has completed its previously announced plan in considering possible strategic alternatives for increasing shareholder value. The Board has concluded its review of all the analysis on the Company’s performance over the last few years. The Board has decided that the Company should continue to pursue its organic strategy and believes that long-term shareholder value will be enhanced by continuing to support management’s strategy of developing new products to meet the communication markets needs for the next generation products. The Board, based upon last year’s double-digit organic growth, as well as the number of new design wins this year, asked management to develop a plan that would both continue and accelerate the Company’s potential for growth over the foreseeable future. To that end, management presented and the Board approved a plan which expands the Company’s sales and marketing staff, as well as, adding engineering talent to its new product development team. Initially, the Company will expand its geographic reach in Asia with the addition of a field applications engineer then add additional development engineers to support the increase in new customer applications.

After carefully evaluating the investments required, the cash generated from operations, as well as the cash on hand, the Board has approved a special one-time cash dividend in the amount of $1.50 per share payable October 17, 2008 to Valpey-Fisher’s shareholders of record on October 6, 2008.

The dividend is subject to shareholders approving at a Special Meeting to be held on September 30, 2008, amendments to the Company’s Stock Option Plans (i) clarifying that the anti-dilution adjustment provisions with respect to outstanding stock options contained in the Company’s stock option plans apply to permit an offset to the impact of the large special dividend and (ii) increasing the numeric grant limitations and the number of shares covered by the Plans by the number of shares necessary to adjust the outstanding options.

If the proposed amendments to the Valpey-Fisher stock option plans are not approved by shareholders, the special dividend would not be paid, and the Board would consider other alternatives.

The total dividend payment of approximately $6.4 million will be paid out of the Company’s cash on hand. Valpey-Fisher has been informed by the American Stock Exchange that consistent with the Exchange’s policy concerning comparatively large cash dividends, Valpey-Fisher’s common shares will continue to be quoted on the Exchange with the dividend on through October 17, 2008 and will first be quoted ex-dividend on October 18, 2008. Shareholders of record on October 6, 2008 that sell their shares at any time prior to the October 18, 2008 ex-dividend date will relinquish entitlement of the dividend to the buyer.

Valpey-Fisher, located in Hopkinton, MA, is a leading communications technology company specializing in network timing and frequency control solutions for broadband applications in wireless, wireless and optical networks.

CONTACT:
Valpey-Fisher Corporation
Michael J. Kroll, 508-435-6831, extension 600
Vice President, Treasurer and CFO